RULE 424(B)(2)
                                                          REGISTRATION STATEMENT
                                                                   No. 333-43251

PRICING SUPPLEMENT NO. 2
DATED MARCH 25, 1998, TO
PROSPECTUS, DATED FEBRUARY 3, 1998
AND PROSPECTUS SUPPLEMENT, DATED MARCH 5,1998

                            AMERICAN STORES COMPANY
                          MEDIUM-TERM NOTES, SERIES B
                                   FIXED RATE


PRINCIPAL AMOUNT:  $100,000,000
ISSUE PRICE:  99.855 %
ORIGINAL ISSUE DATE:  March 30, 1998
STATED MATURITY DATE:  March 20, 2028
CUSIP NO:  03009M BB 1
INTEREST RATE PER ANNUM:  7.10%
INTEREST PAYMENT DATES:  March 20 and September 20
RECORD DATES:  March 5 and September 5
AMORTIZATION FORMULA:  Not applicable
AMORTIZATION PAYMENT DATE(S):  Not applicable
AGENT'S DISCOUNT OR COMMISSION:  0.75%

REDEEMABLE AT OPTION OF COMPANY         / X /   Yes         /   /   No
     Initial Redemption Date:  March 30, 2003
     Annual Redemption Price Reduction      % until Redemption Price is
     100% of the principal amount.
  Initial Redemption Price: The Notes will be redeemable in whole or in part, at the option of the Company upon not less than 30 nor more than 60 days prior written notice, at any time, at a Redemption Price equal to the greater of (i) 100% of the principal amount thereof or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semi-annual basis, at the Treasury Yield (as defined below) plus 20 basis points, together with unpaid interest accrued to the date of redemption; provided, however, that interest payable on any Interest Payment Date which occurs on or prior to the date of redemption will be payable to the persons in whose names the Notes are registered at the close of business on the Record Date immediately preceding such Interest Payment Date.

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity most comparable to the remaining term of the Notes, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     "Independent Investment Banker" means J.P. Morgan Securities Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated or , if either such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing in the United States appointed by the Trustee after consultation with the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means J.P. Morgan Securities Inc. and Merrill Lynch Government Securities, Inc. and their respective successors; provided, however, that if one of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer") or otherwise fails to provide a Reference Treasury Dealer Quotation, the Company will substitute therefor another Primary Treasury Dealer.

REPAYMENT AT OPTION OF HOLDER:          /     /   Yes       / X /   No
     Repayment Date(s):
     Repayment Price(s):

DISCOUNT NOTE:      /   /   Yes         / X /   No
     Total OID (per $1,000 principal amount):
     Yield to Maturity:
     Comparable Yield:
     Projected Payment Schedule:

FORM:
/ X /   Book-Entry       /     /   Certificated

The aggregate initial offering price of this offering is U.S. $100,000,000 and relates only to Pricing Supplement No. 2. Net proceeds to the Company, before deduction of expenses payable by the Company, will be $99,105,000. Medium-Term Notes, Series B, may be issued by the Company in the aggregate initial offering price of up to U.S. $500,000,000. To date, including this offering, an aggregate of U.S. $145,000,000 Medium-Term Notes, Series B, have been issued.

J.P. Morgan & Co.
               Merrill Lynch & Co.
                                   Morgan Stanley Dean Witter
                                                            Salomon Smith Barney